CONFIDENTIAL

The Andersons, Inc.
480 W. Dussel Drive
Maumee, OH 43537

FOR IMMEDIATE RELEASE	AT THE COMPANY:
WEDNESDAY, FEBRUARY 6, 2008	Gary Smith (419) 891-6417

THE ANDERSONS, INC. REPORTS RECORD EARNINGS FOR THE FOURTH CONSECUTIVE YEAR
Grain & Ethanol and Plant Nutrient Businesses Lead Earnings Growth

MAUMEE, OHIO, FEBRUARY 6, 2008—The Andersons, Inc. (Nasdaq: ANDE), today announced that both its full year and fourth quarter results established new records for the company. For the full year, net income was $68.8 million, or $3.75 per diluted share, on $2.4 billion of revenues. In 2006, the company’s full year net income was $36.3 million, or $2.19 per share, and total revenues were $1.5 billion. The fourth quarter net income was $23.5 million, or $1.28 per diluted share, and total revenues were $785 million. In the same three month period of 2006, the company reported net income of $13.8 million, or $0.76 per share, on revenues of $463 million.

The Grain & Ethanol Group’s 2007 operating income of $65.9 million was more than double its previous income record of $28.0 million achieved in 2006. Total revenues were $1.5 billion for the year. This included $407 million of grain and ethanol sales made by the group in accordance with origination and marketing agreements between the company and its ethanol joint ventures, for which it receives a fee. The group’s 2006 revenues were $791 million. Total revenues in the Grain & Ethanol Group have increased for both the quarter and year due to a considerable increase in both the volume and price of grain sold, and due to an increase in the gallons of ethanol sold. Income from the ethanol investments grew significantly during the year because of the three ethanol plants in operation or under development; the Albion, MI plant began production in August 2006, the Clymers, IN plant began production in April 2007 and the third plant in Greenville, OH is scheduled to begin production within the next week. The group’s grain business also benefited from higher space and fee income. Additionally, income from the group’s investment in Lansing Trade Group LLC was more than double the prior year. For the fourth quarter, the Grain & Ethanol Group’s operating income was $30.1 million, in contrast to $12.3 million earned in the same three month period of 2006. Total revenues for the quarter were $548 million, including $144 million of grain and ethanol sales made by the group in accordance with origination and marketing agreements with the ethanol joint ventures, for which only a fee is received. In comparison, the group’s fourth quarter revenues last year were $305 million.

The Rail Group’s operating income for 2007 was $19.5 million, which is the same as 2006. Revenues of $130 million for the year were up from $113 million in the prior year. The group grew the rail fleet by more than 8 percent during 2007, and ended the year with more than 22,700 cars and locomotives. The group’s average lease rates have remained stable. The average utilization rate (the percentage of the fleet’s railcars in service) for 2007 was 92.6%, which was down from the 2006 average of 95.2%; however the year ended with a utilization rate of 93.4%. Including gains from railcar sales and related leases entered into during the year, gross profit in the group’s leasing business was slightly higher than year earlier results. The railcar repair and manufacturing businesses experienced declines in gross profit during the year, but saw some improvement in the fourth quarter. The Rail Group generated $3.8 million in operating income in the fourth quarter of 2007 on $28 million of revenues. In 2006, operating income for the same three month period was $3.4 million and revenues amounted to $24 million.

In 2007, the Plant Nutrient Group exceeded income records ending the year with operating income of $27.1 million on $466 million of revenues. This compares to the prior year operating income of $3.3 million on revenues of $265 million. The 2007 income is more than double the group’s prior record of $10.4 million, established in 2005. Total nutrient volume for the year increased by more than 40 percent; this was influenced by both an approximate 20 percent increase in corn acreage and market share growth. Margin improvement also contributed significantly to the improved bottom line. For the fourth quarter, the group’s operating income was $8.7 million on $140 million of revenues. Last year its operating income was $1.3 million on revenues of $67 million for the same three month period. Sales volume remained high in the fourth quarter as a result of increased wheat acres and stepped up buying in the face of further escalation of nutrient prices and robust demand driven by anticipated strong corn acres in 2008.

The Turf & Specialty Group’s full year operating income was $0.1 million on $104 million of revenues. In 2006, the group had operating income of $3.2 million, and total revenues were $111 million. The 2007 shortfall in the lawn business was attributable to reduced sales of insecticide and fungicide products, and the escalation of raw material costs. The cob business had lower earnings during 2007 mainly due to the need to outsource a portion of the cob from competitors, which resulted in a significantly higher cob cost for the year. The group incurred an operating loss of $0.8 million in the fourth quarter on $19 million of revenues. Last year, its operating income was $0.2 million for the same period, and revenues were $18 million.

Total sales for the Retail Group were $180 million in 2007, or 1.9 percent above the 2006 total of $177 million. Same store sales, however, were down approximately 1 percent. The group reported operating income of $0.1 million in 2007 after recording a $1.9 million impairment charge on certain retail assets. In the prior year, the group earned operating income of $3.2 million. The Retail Group’s fourth quarter operating loss was $0.6 million on $50 million of revenues, which includes the impairment. Last year, operating income was $1.9 million, and total revenues were $49 million in the same three month period.

“To be reporting record breaking results for the fourth consecutive year is truly gratifying. Our Grain & Ethanol and Plant Nutrient groups achieved phenomenal income growth this year, and the Rail Group maintained solid performance despite some tightening in the rail industry,” said President and Chief Executive Officer Mike Anderson. Mr. Anderson added, “To see the results of our strategic growth initiatives is very satisfying. Our investments in the ethanol business and Lansing Trade Group, and continual expansion of the rail business are clearly paying dividends. It was also rewarding to watch the Plant Nutrient Group rebound from the tough market realities of 2006 and end 2007 with record earnings -— what a difference a year can make. My thanks to all our employees whose hard work made our current year performance possible.”

The company will host a webcast on Thursday, February 7, 2008 at 11:00 A.M. ET, to discuss its performance and full year outlook. This can be accessed under the heading “Investor Relations” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in eight U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Year ended
	December 31		December 31
(in thousands, except for per share amounts)	2007	2006	2007	2006

Sales and merchandising revenues	$784,634	$463,415	$2,379,059	$1,458,053
Cost of sales and merchandising revenues	709,957	404,449	2,139,347	1,258,813

Gross profit	74,677	58,966	239,712	199,240

Operating, administrative and general expenses	51,664	41,301	169,753	150,576
Interest expense	5,662	3,786	19,048	16,299
Other income / gains:
Equity in earnings of affiliates	14,689	2,911	31,863	8,190
Other income, net	2,591	2,151	21,731	13,914
Minority interest in net loss / (income) of subsidiary	291	—	1,356	—

Income before income taxes	34,922	18,941	105,861	54,469
Income taxes	11,430	5,163	37,077	18,122

Net income	$23,492	$13,778	$68,784	$36,347

Per common share:
Basic earnings	$1.31	$0.78	$3.86	$2.27

Diluted earnings	$1.28	$0.76	$3.75	$2.19

Dividends paid	$0.078	$0.045	$0.220	$0.178

Weighted average shares outstanding-basic	17,928	17,611	17,833	16,007

Weighted average shares outstanding-diluted	18,320	18,122	18,326	16,566

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)
	December 31	December 31
(in thousands)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$22,300	$23,398
Restricted cash	3,726	3,801
Accounts receivable (net)	106,257	87,698
Margin deposits (net)	30,467	15,273
Inventories	502,904	296,457
Commodity derivative assets — current	205,956	85,338
Other current assets	43,281	33,325

Total current assets	914,891	545,290

Investments and other assets	137,518	72,335
Commodity derivative assets	29,458	20,862
Railcar assets leased to others (net)	153,235	145,059
Property, plant and equipment (net)	99,886	95,502
	$1,334,988	$879,048

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$245,500	$75,000
Commodity derivative liabilities — current	122,488	43,173
Other current liabilities	369,224	265,040

Total current liabilities	737,212	383,213

Deferred items and other long-term liabilities	49,631	41,267
Commodity derivative liability	2,090	26,531
Long-term debt non-recourse	56,277	71,624
Long-term debt	133,195	86,238
Minority interest	12,219	-
Shareholders’ equity	344,364	270,175
	$1,334,988	$879,048

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended December 31, 2007
Revenues from external customers	$548,222	$27,681	$140,258	$18,921	$49,552	$—	$784,634

Gross Profit	32,399	8,142	15,328	4,747	14,061	—	74,677

Other income / Equity in earnings of affiliates	16,190	273	103	58	373	283	17,280

Operating income (loss)	30,077	3,803	8,692	(785)	(636)	(6,229)	34,922

Quarter ended December 31, 2006
Revenues from external customers	$305,279	$23,768	$67,117	$17,955	$49,296	$—	$463,415

Gross Profit	25,059	7,736	6,257	5,327	14,587	—	58,966

Other income / Equity in earnings of affiliates	3,799	69	234	28	168	764	5,062

Operating income (loss)	12,302	3,428	1,349	173	1,856	(167)	18,941

Year ended December 31, 2007
Revenues from external customers	$1,498,652	$129,932	$466,458	$103,530	$180,487	$—	$2,379,059

Gross Profit	79,367	37,040	50,602	19,738	52,965	—	239,712

Other income / Equity in earnings of affiliates	43,591	1,038	909	438	840	6,778	53,594

Operating income (loss)	65,934	19,505	27,055	95	139	(6,867)	105,861

Year ended December 31, 2006
Revenues from external customers	$791,207	$113,326	$265,038	$111,284	$177,198	$—	$1,458,053

Gross Profit	62,809	37,817	24,123	21,728	52,763	—	199,240

Other income / Equity in earnings of affiliates	15,867	511	1,015	1,115	865	2,731	22,104

Operating income (loss)	27,955	19,543	3,287	3,246	3,152	(2,714)	54,469